Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SuperGen Comments on Preliminary Efficacy Update on EORTC
Phase 3 Trial of Dacogen® Versus Supportive Care in Patients with
Myelodysplastic Syndromes

Reiterates 2008 Annual Financial Guidance

DUBLIN, Calif., July 1, 2008 – SuperGen Inc. (Nasdaq: SUPG), a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies, today commented on the preliminary efficacy data from a trial, initiated in 2002, comparing Dacogen® (decitabine) for Injection to best supportive care (BSC) in elderly patients with myelodysplastic syndromes (MDS).  The data did not demonstrate a statistically significant advantage of Dacogen treatment on median survival compared to BSC, the primary endpoint of the study.  However, response rates were similar to those observed in other clinical trials of Dacogen in patients with MDS.  The trial, conducted by the European Organisation for Research and Treatment of Cancer (EORTC), administered Dacogen on a three-day dosing schedule in which the number of treatment cycles was limited.  MDS is a potentially life-threatening group of bone marrow diseases that limit the production of functional blood cells.

Subsequent to database lock and the completion of data analysis, comprehensive results of the study, including secondary efficacy endpoints and safety data, will be presented by EORTC at an upcoming scientific forum.

2008 Annual Financial Guidance Update

The Company reiterates its 2008 annual financial guidance provided during the 2008 first quarter financial conference call on April 28, 2008.  As indicated in the 2008 first quarter financial conference call, the Company expects to report royalty revenue for 2008 in a range from $32 million to $35 million.  Also, the Company continues to estimate a loss from operations for 2008 in a range from $17 million to $19 million.

The Company’s financial position at March 31, 2008 included approximately $91 million in unrestricted cash, cash equivalents and marketable securities and no debt.

Study Design

This Phase 3 open-label, randomized, multicenter, controlled trial evaluated overall survival of patients receiving Dacogen plus BSC versus BSC only.  The study involved 233 elderly patients, > 60 years of age, with predominantly high-risk or Intermediate-2 type MDS.

Patients included in the trial had primary or secondary MDS, with or without previous therapy with growth factors, immunosuppressive agents or hydroxyurea.  In order to participate in the study, patients had to have bone marrow blast counts between 11 and 30 percent.  Patients with blast counts below 10 percent were required to have had poor prognosis cytogenetics in order to be eligible for randomization.

About MDS

Myelodysplastic syndromes, or MDS, is a bone marrow disorder characterized by the production of poorly functioning and immature blood cells. People with MDS may experience a variety of symptoms and complications, including anemia, bleeding, infection, fatigue and weakness.  Those patients with high-risk MDS may experience bone marrow failure, which may lead to death from bleeding and infection.  Over time, MDS can progress to acute myelogenous leukemia (AML).  The Aplastic Anemia and MDS International Foundation currently estimates that up to 30,000 new cases of MDS are diagnosed annually in the Unites States.

About Dacogen®

Dacogen® (decitabine) for Injection was developed through a pivotal Phase 3 study by SuperGen and partnered to MGI PHARMA, INC. (acquired by Eisai Co., Ltd.). MGI PHARMA subsequently sublicensed all Dacogen rights outside of North America to Janssen-Cilag, a Johnson & Johnson Company. Dacogen was approved by the U.S. Food and Drug Administration on May 2, 2006 and is indicated for the treatment of patients with MDS, including previously treated and untreated, de novo and secondary MDS of all French-American-British (FAB) subtypes (refractory anemia, refractory anemia with rings sideroblasts, refractory anemia with excess blasts, refractory anemia with excess blasts in transformation, chronic myelomonocytic leukemia), and Intermediate-1, Intermediate-2, and High-Risk International Prognostic Scoring System (IPSS) groups.

Ongoing Clinical Studies

Eisai Inc. is conducting a series of clinical trials in the service of Dacogen’s development to further understand the optimal treatment for MDS and related conditions. Currently, more than 30 clinical studies of Dacogen are being conducted, including a Phase 3 pivotal trial to evaluate Dacogen in patients with AML.

About SuperGen

Based in Dublin, Calif., SuperGen, Inc. is a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies. SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors. For more information about SuperGen, please visit http://www.supergen.com.

About Eisai Inc.

Eisai Inc. is a U.S. pharmaceutical subsidiary of Eisai Co., Ltd., a research-based human health care  company that discovers, develops and markets products throughout the world. Eisai focuses its efforts in three therapeutic areas: neurology, gastrointestinal disorders and oncology/critical care. Established in 1995 and ranked among the top-20 U.S. pharmaceutical companies (based on retail sales), Eisai Inc. began marketing its first product in the United States in 1997 and has rapidly grown to become an integrated pharmaceutical business with fiscal year 2007 (year ended March 31, 2008) sales of approximately $3 billion, including the results of the acquisition of MGI PHARMA. For more information about Eisai, please visit www.eisai.com.

Forward-Looking Statements

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions, and include statements regarding our financial guidance, our expected operating loss and royalty revenue for 2008.  These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements.  Factors that might cause the company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability to discover, develop and move target compounds into clinical development, the results of clinical trials, decreases in our royalty revenue or increases in our operating costs and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q and 10-K.  SuperGen, Inc. undertakes no duty to update any of these forward-looking statements to conform them to actual results.

Contacts:

Timothy L. Enns

SuperGen, Inc.

SVP, Corporate Communications & Business Development

Tel: (925) 560-0100

E-mail:  tenns@supergen.com

Mary M. Vegh

SuperGen, Inc.

Manager, Investor Relations

Tel: (925) 560-2845

E-mail:  mary.vegh@supergen.com

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